HEI Exhibit 4.3(h)

AMENDMENT 2021-2 TO THE
HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

The amendments set forth below to the Hawaiian Electric Industries Retirement Savings Plan (the "Plan" or "HEIRS Plan") are made to provide for Non-Elective Contributions for employees hired on or after January 1, 2022, and to limit Matching Contributions to participants hired between May 1, 2011 and December 31, 2021. Each of the amendments is effective January 1, 2022.
1.The first paragraph of Article II, Contributions, is amended to state in its entirety as follows:
There are four types of possible contributions to the Plan: Salary Reduction Contributions, Matching Contributions, Rollover Contributions and Non-Elective Contributions. Salary Reduction Contributions (which include Catch-up Contributions) and Rollover Contributions may be made by all Participants. Matching Contributions are made only for Participants who are first employed by a Participating Employer after April 30, 2011 and before January 1, 2022, or who are deemed to be new Employees after April 30, 2011 and before January 1, 2022, under Section 1.2 of the HEI Retirement Plan. Non-Elective Contributions are made only for Participants who are first employed by a Participating Employer after December 31, 2021, or who are deemed to be new Employees after December 31, 2021, under Section 1.2 of the HEI Retirement Plan.
2.The heading and first paragraph of Section 2.2, Matching Contributions for Participants First Employed by a Participating Employer After April 30, 2011 (or Deemed To Be New Employees After April 30, 2011. Under Section 1.2 of the HEI Retirement Plan), are amended to state in their entirety as follows:
Section 2.2     Matching Contributions for Participants First Employed by a Participating Employer After April 30, 2011, and Before January 1, 2022 (or Deemed To Be New Employees After April 30, 2011, and Before January 1, 2022 Under Section 1.2 of the HEI Retirement Plan)
A Participant who is first employed by a Participating Employer after April 30, 2011 and before January 1, 2022, or who is deemed to be a new Employee of a Participating Employer after April 30, 2011 and before January 1, 2022, under Section 1.2 of the HEI Retirement Plan, shall be eligible for the Matching Contributions described in this Section 2.2. Any Participant who was first employed by a Participating Employer prior to May 1, 2011 or after December 31, 2021, and who is not deemed to be a new Employee after April 30, 2011 or before January 1, 2022, under Section 1.2 of the HEI Retirement Plan, is not eligible for the Matching Contributions described in this Section 2.2.

3.A new Section 2.3, Non-Elective Contributions for Participants First Employed by a Participating Employer After December 3l, 2021 (or Deemed To Be New Employees After December 31, 2021, Under Section 1.2 of the HEI Retirement Plan), is added to the Plan and the remaining sections in Article II are renumbered accordingly. New Section 2.3 states in its entirety as follows:
Section 2.3     Non-Elective Contributions for Participants First Employed by a Participating Employer After December 31. 2021 (or Deemed To Be New Employees After December 31. 2021, Under Section 1.2 of the HEI Retirement Plan)
A Participant who is first employed by a Participating Employer after December 31, 2021, or who is deemed to be a new Employee of a Participating Employer after December 31, 2021, under Section 1.2 of the HEI Retirement Plan, shall be eligible for the Non-Elective Contributions described in this Section 2.3. Any Participant who was first employed by a Participating Employer prior to January 1, 2022, and who is not deemed to be a new Employee after December 31, 2021, under Section 1.2 of the HEI Retirement Plan, is not eligible for the Non-Elective Contributions described in this Section 2.3.
(a)Amount. Each Plan Year, the Participating Employers shall make a Non-Elective Contribution on behalf of each Participant in an amount equal to 10% of the Participant's Compensation for such year. Since Section 12.8 limits the Compensation taken into account in determining contributions to Compensation earned after an Eligible Employee becomes a Participant, in a Participant's first year of participation the Compensation earned before the Participant begins participation shall not be taken into account in determining the Participant's Compensation for purposes of calculating the Participant's Non-Elective Contribution.
4.The former Section 2.3 is renumbered Section 2.4, Return of Contributions, and is amended to state in its entirety as follows:
Section 2.4 Return of Contributions
(a)Mistake of Fact. If a contribution is made because of a mistake of fact, the contribution may be returned within one year after the contribution is made. The amount that may be returned is the amount contributed over the amount that would have been contributed had no mistake of fact occurred. Earnings on mistaken Matching Contributions and Non-Elective Contributions may not be returned, but losses attributable thereto reduce the amount returned. Mistaken Regular Salary Reduction and Catch-up Contributions shall be adjusted for earnings or losses.
(b)Loss of Deduction. If a Matching Contribution or Non-Elective Contribution is not deductible under the Code, such contribution (to the extent the deduction is disallowed} may be returned to the Participating Employer within one year after the disallowance of the deduction. Earnings on nondeductible contributions may not be returned, but losses attributable thereto reduce the amount returned.
5.The former Section 2.5 is renumbered Section 2.6, USERRA Rights of Participants Returning from Qualified Military Service, and is amended to state in its entirety as follows:
Section 2.6     USERRA Rights of Participants Returning from Qualified Military Service
If a Participant returns to employment with a Participating Employer following a leave of absence for Qualified Military Service, the Participant shall be eligible to have his or her military leave of absence counted as employment with the Participating Employer for purposes of Salary Reduction Contributions, Non-Elective Contributions, and Matching Contributions, as applicable. The Administrative Committee has established written procedures to meet the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994 ("USERRA"). These procedures establish rules permitting reemployed veterans to make up Salary Reduction Contributions upon their return to employment with a Participating Employer and granting makeup Matching Contributions for returning Participants who would have been entitled to Matching Contributions during the military leave of absence. The USERRA procedures are incorporated herein by this reference and may be amended at any time without notice and without further amendment to the Plan.
6.Section 4.2(a), Subaccounts, is amended to add "Non-Elective Contribution" to the list of Subaccounts the Trustee maintains with respect to Participant Accounts.
7.Section 5.1(a), Immediate Vesting in All Subaccounts Other than Matching Contribution Subaccount, is amended to state in its entirety as follows:
(a)Immediate Vesting in All Subaccounts Other than Matching Contribution and Non-Elective Contribution Subaccounts
Each Participant is always 100% vested in all of the Participant's Subaccounts, other than any Matching Contribution and Non-Elective Contribution Subaccounts.
8.Section 5.1(b), Vesting in Matching Contribution Subaccounts, is amended to state in its entirety as follows:
(b)Vesting in Matching Contribution and Non-Elective Contribution Subaccounts
(i)Termination of Employment Prior to Attainment of Normal Retirement Age. Matching Contributions and Non-Elective Contributions, and their respective earnings, are not immediately vested when made. Rather, for a Participant who terminates employment with the Participating Employers prior to the attainment of Normal Retirement Age, vesting in the Participant's Matching Contribution and Non-Elective Contributions Subaccounts, if any, are determined under the following schedule:

Years of Vesting Service	Vested Percentage
Less than 2 Years	0%
2 Years	20%
3 Years	40%
4 Years	60%
5 Years	80%
6 or more Years	100%
(ii)Attainment of Normal Retirement Age. If a Participant reaches Normal Retirement Age while employed by a Participating Employer or Associated Company, the Participant shall be 100% vested in his or her total Account, including any Matching Contribution or Non-Elective Contribution Subaccount, regardless of the Participant's Years of Vesting Service.
9.Section 5.1(c)(v), Break-in-Service Rules, is amended to state in its entirety as follows:
(A)One-Year Break-in-Service. Following a One-Year Break in Service, a Participant's Years of Vesting Service prior to the break will not be taken into account in determining the Participant's vested interest in Matching Contributions and Non-Elective Contributions made after the break until such Participant has again completed one Year of Vesting Service.
(B)Five-Year Break-in-Service. If a Participant incurs five consecutive One-Year Breaks in Service, vesting service credited subsequent to such One-Year Breaks in Service shall be disregarded for purposes of determining the vesting percentage in Matching Contributions and Non- Elective Contributions made before such One-Year Breaks in Service.
10.Section 5.2, Forfeitures, is amended to state in its entirety as follows:
(a)Forfeiture of Matching Contributions or Non-Elective Contributions. If a Participant terminates employment with the Participating Employers without being 100% vested in his or her Matching Contribution or Non-Elective Contribution Subaccounts, the nonvested portion of the

Participant's Matching Contribution or Non-Elective Contribution Subaccounts shall be forfeited at the time the vested portion of the Participant's Account is distributed or, if earlier, at the end of the period in which the Participant has incurred five (5) consecutive One-Year Breaks in Service. A Participant with a 0% vested interest in Matching Contributions or Non-Elective Contribution and the earnings thereon shall be deemed to have received a distribution of the vested portion of the Participant's Matching Contribution or Non-Elective Contribution Subaccounts upon termination of employment, causing an immediate forfeiture of any Matching Contributions or Non-Elective Contribution and the earnings thereon credited to such Participant's Account.
(b) Restoration of Forfeited Matching Contribution or Non- Elective Contribution Subaccounts. Any forfeiture from a Matching Contribution or Non-Elective Contribution Subaccount may be restored if the Participant is reemployed by a Participating Employer before the Participant incurs five (5) consecutive One-Year Breaks in Service and the Participant repays the full amount of any distribution made to the Participant from the Participant's Matching Contribution or Non-Elective Contribution Subaccounts after the Participant terminated employment. The Participant shall have five years from the date of reemployment to make the necessary repayment. If the Participant makes the repayment, the exact amount forfeited shall be restored to the Participant's Matching Contribution or Non-Elective Contribution Subaccounts, without adjustment for interest or any earnings or losses for the interim period. If the forfeiture occurred because the Participant had a 0% vested interest in his or her Matching Contribution or Non-Elective Contribution Subaccounts, the restoration shall occur when the Participant has completed one Year of Vesting Service upon return to employment with the Participating Employers. Any forfeited amounts that must be restored shall be restored first from current forfeitures from Matching Contribution or Non-Elective Contribution Subaccounts or second from an additional contribution by the Participant's Participating Employer.
(c)Use of Forfeitures To Pay Plan Expenses and Reduce Employer Contributions. Forfeited Matching Contribution and Non-Elective Contribution Subaccounts that are not used to restore amounts previously forfeited under Section 52(b) shall be used first to pay administrative expenses in accordance with Section 4.2(c) and as permitted under Section 404(a) of ERISA. To the extent forfeitures exceed the amount required to pay administrative expenses, the forfeitures shall be used to reduce the Participating Employers' Matching Contributions and Non-Elective Contributions for the Plan Year in which the forfeiture occurred. If the forfeitures for a Plan Year exceed the Matching Contributions and Non-Elective Contributions for such Plan Year, the excess shall be held in a suspense account and used to reduce Matching Contributions and Non-Elective Contributions in succeeding years.

11.Section 6.9(b), Withdrawals for Participants Who Have Reached Age 59 1/2, is amended to state in its entirety as follows:
(b)     Withdrawals for Participants Who Have Reached Age 59 1/2. Participant who has attained age 59 1/2 may at any time request (in accordance with procedures approved by the Administrative Committee) a withdrawal of all or any part of the Participant's vested Account balance (reduced by any outstanding loan balance), except that in-service withdrawals are not permitted from Matching Contribution or Non-Elective Contribution Subaccounts. Only one such withdrawal shall be permitted for any Plan Year. Any withdrawal will be processed as soon as administratively practicable after the request is made.
12.Section l l.2(b), Special Top-Heavy Rules, is amended to state in its entirety as follows:
(b)     The vesting schedule for Matching Contribution and Non- Elective Contribution Subaccounts meets the requirements for top-heavy vesting schedules in Section 416(b) of the Code, and shall apply in all years, whether or not the Plan is top-heavy.
13.The first paragraph of Section 12.8, "Compensation," is amended to state in its entirety as follows:
12.8 "Compensation" has different meanings for different purposes. "Compensation" is used to calculate Salary Reduction Contributions, Non Elective Contributions, and Matching Contributions. "ADP Compensation" and "415 Compensation" are used for ADP testing and 415 testing, respectively, and other specific purposes under the Plan.
14.A new Section 12.21, "Non-Elective Contributions," is added to the Plan and the remaining sections in Article XII are renumbered accordingly. The new Section 12.21 states in its entirety as follows:
12.21 "Non-Elective Contributions" means the Non-Elective Contributions made by the Participating Employers pursuant to Section 2.3.
TO RECORD the adoption of this Amendment 2021-2, Hawaiian Electric Industries, Inc. has executed this document December 9, 2021.
HAWAIIAN ELECTRIC INDUSTRIES, INC.

By: /s/ Kurt K. Murao
Its Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary